symbotic

**MEMORANDUM**

DATE: April 1, 2014

TO: Corey Dufresne

FROM: Tony Affuso

SUBJECT: Separation & Severance Agreement

In the event of the termination of your employment relationship (i) by Symbotic or its parent entity (referred to in this agreement collectively as the "Company") other than by the Company for Cause or (ii) by you for Good Reason (each as defined below), you will be entitled, subject to the conditions set forth below, to severance pay in the amount of your then current annual base salary (plus your member adjustment, if applicable), less applicable taxes and deductions, payable in equal installments over twelve (12) months (such aggregate payment, the "Severance Payment"). For the avoidance of doubt, mere changes in your status as an employee, member or partner of the Company for Federal and/or state tax purposes because of your equity ownership of the Company, without more, shall not constitute a termination of your employment relationship with the Company for purposes of this agreement.

In addition, if you are participating in Company-provided health and/or dental coverage as of the date of any termination other than by the Company for Cause or by you for Good Reason and you elect continuation coverage under COBRA, the Company will, subject to the conditions in this agreement, for a period of twelve (12) months, pay to the benefits provider on your behalf the difference between the full cost of COBRA coverage and the amount of the applicable employee contribution(s) required for active employees during the time the COBRA coverage is provided and subject to any Company-wide adjustments made by the Company in the ordinary course of business (the "Severance Health Benefit"). The Severance Payment and the Severance Health Benefit are expressly conditioned on your signing a release of claims that will be provided to you by the Company at the time of your termination and continuing to comply with all of your obligations under all agreements with the Company.

You will not be eligible for the Severance Payment and the Severance Health Benefit if your employment is terminated by the Company for "Cause." For purposes of this agreement, "Cause" means:

(i) Continued failure to substantially perform your assigned duties (other than any failure resulting from incapacity due to physical or mental illness), which failure is not cured within sixty (60) days after the CEO gives you written notice that identifies in reasonable detail the manner in which the CEO believes you have not substantially performed your duties;

(ii) Conviction of, or plea of nolo contender or guilty to, a felony under the laws of the United States or any State, excluding felonies for minor traffic violation and vicarious liability (so long as you did not know of the felony and did not willfully violate the law);

(iii) The commission by you of acts of fraud, theft, embezzlement or other material dishonesty taken by you which was intended to result in substantial gain or personal enrichment at the expense of the Company; and/or

(iv) Intentional violation of a federal or state law or regulation applicable to the Company's business which violation was or is reasonably likely to be injurious to the Company.

"Good Reason" means, without your consent: (i) a reduction in your total compensation of ten percent (10%) or more from the total compensation then in effect; (ii) a material reduction in your title and/or duties, responsibilities, or authority, including but not limited to a change in your reporting directly to the Chief Executive Officer of Symbotic, or (ii) a relocation of your principal place of work to a location more than 15 miles from Symbotic's current headquarters.

Corey, we feel your background and experience is, and will continue to be valuable. I believe Symbotic has a very bright future and I am looking forward to our mutual success.

Signed: ______________________
Tony Affuso
Chief Executive Officer

Accepted and agreed:

______________________
Corey Dufresne